Exhibit 10.2

EMPLOYMENT AGREEMENT
(“Agreement”)

dated	March 31, 2022

between	senseFly SA
Route de Genève 38
1033 Cheseaux-Lausanne
(“Company”)

and	Michael O’Sullivan
Chemin du Grand Pin 2A 1802 Corseaux

(“Employee”)

(the Company and the Employee together the “Parties”, each a “Party”)
(the Company and its direct and indirect affiliates (i.e. any entity which, directly or indirectly, controls, or is controlled by, or is un-der common control with such entity) from time to time the “Group”, each a “Group Company”)

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1	Commencement Date

This Agreement enters into force on March 31, 2022 and replaces any former employment contract between the Parties.

There is no probation period.

For the calculation of years of service, 1 October 2019 will be considered the start date of the employment.

The Employee confirms not to be in any contractual relationship with the Company or any of its affiliates except for the present Agreement.

2	Function and Duties

The Employee is employed as Chief Commercial Officer of the Group. His duties and responsibilities are governed by the organizational regulations of the Company and the Group as well as the directives received by the Company and the Group.

The Employee’s role and responsibilities will be aligned with local market conditions and reviewed annually, and the exact key performance indicators will be finalized within 30 days after signing this Agreement.

The Employee reports to the Chief Executive Officer of the Group.

The Employee shall perform his tasks with due care and preserve the best interests of the Company and the Group. The Employee shall use his entire work effort and working time for the benefit of the Company and the Group. Every paid or unpaid outside activity requires the Company’s prior written approval. However, this limitation shall not be construed as preventing the Employee from serving on the board of directors of any corporation that is not competing (provided that the Employee has informed the Company of his intention to so serve and that the Company has not objected thereto within twenty (20) days of its receipt of his notice).

The Employee acknowledges and agrees that, as an employee of the Company, he will comply with all laws and regulations, as well as rules, policies and procedures of the Company and the Group as may be in effect from time to time.

3	Working Time

The ordinary weekly working time is 42 hours (100% employment). Due to the Employee’s position, the performance of additional hours (overtime /excess time) is expected. Compensation for such additional hours is included in the Employee’s fixed salary.

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4	Vacation and Public Holidays

The Employee is entitled to 25 vacation days per calendar year. The vacation days granted last will be taken first. Furthermore, the official public holidays of the Canton of Vaud apply.

5	Place of Work

The Employee’s ordinary place of work is at the Company’s seat. However, the Employee may be required to undertake substantial travel as well as to work from different locations in Switzerland and abroad for longer periods of time to which the Employee herewith explicitly agrees.

6	Salary

The Employee shall receive a base salary of CHF 250’000 gross per year, payable in twelve monthly instalments, less all applicable deductions (sec. 11).

7	Annual Cash Bonus

The Employee is eligible to an annual cash bonus amounting to maximum 30% of the Employee’s annual base salary and will be rendered by the Company.

Any cash bonus for an applicable calendar year shall be paid no later than the end of the first quarter of the following calendar year. Lastly, the Company’s board of directors shall review the Employee’s performance annually, and the Company’s board of directors, in its sole discretion, may revise the Employee’s compensation package.

8	Compensation rendered by AgEagle Aerial Systems Inc.

8.1	Annual RSU Award

The Employee is eligible to an annual RSU award, amounting to maximum the equivalent to CHF 150’000, the exact amount determined by the Board of AgEagle Aerial Systems Inc. in its good faith discretion.

Such grant of RSUs shall be subject to the terms of an RSU grant agreement with AgEagle Aerial Systems Inc. and, at AgEagle Aerial Systems Inc.’s election, either subject to, or not subject to, the 2017 Omnibus Equity Incentive Plan of AgEagle Aerial Systems Inc. (the “Equity Plan”). Such goals for a given calendar year will be established by the Chief Executive Officer and the Board of AgEagle Aerial Systems Inc, in consultation with the Employee.

The RSU bonus is subject to the Employee’s continued employment with the Company through the end of the calendar year for which the bonus is being paid.

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8.2	Options

As a member of the C-Suite of AgEagle Group, the Employee is also to be awarded 10’000 shares of Nonqualified Stock Options quarterly. The options will be subject to the terms of the Equity Plan of AgEagle Aerial Systems Inc., including governing law and jurisdiction clauses, and the vesting requirements, the term of the option and exercisability at an exercise price equal to the fair market value of the option shares as of the date of grant will be outlined upon issuance.

The options will be subject to the Employee’s continued employment with the Company through the applicable vesting date or event, as well as his execution of and continued compliance with the Confidentiality Agreement and applicable option award agreements under the terms of the Equity Plan.

8.3	One-time Retention Bonus

The Employee shall be eligible to receive a retention bonus for 2022, comprised of CHF 87’500 gross and Restricted Stock Units (RSUs) equal to CHF 87’500 gross. Half of the RSUs (43’750) were/will be granted shortly after signing of the offer letter and this Agreement, the remaining RSUs (43’750) will vest and the cash amount (CHF 87’500) will be paid coincidently with the anniversary of the SenseFly acquisition.

9	Other Payments

Potential other payments, which the Company or any other Group Company renders in addition to the fixed salary, are always made on a voluntary basis and at the Company’s or the respective Group Company’s (as applicable) discretion. The Employee is not entitled to respective payments and any such payments rendered in the past do not entitle the Employee to any payments in the future.

10	Expenses

The Company shall reimburse the Employee for expenses incurred in the due fulfillment of the Employee’s duties, as evidenced by respective receipts. Any expenses in excess of CHF 1’000 need to be pre-approved by the Company’s board of directors. Reimbursements are paid monthly.

11	Deductions and Contributions

All payments and benefits in kind rendered under this Agreement shall be understood as gross amounts, from which the employee contributions to domestic and foreign social security institutions, pension schemes and insurances, as prescribed by law, regulations or agreements, will be deducted before payout. Moreover, domestic and foreign withholding taxes to be borne by the Employee will be deducted, if applicable.

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12	Pension Fund

With regard to pension funds (BVG), the pension fund regulations applicable to the Company apply in their respective version as amended from time to time.

13	Intellectual Property Rights

All computer-programs, inventions, designs, creations, data, findings, works, methods, documents and the like which the Employee solely or jointly with others, makes, conceives or contributes to during his activities under his employment agreement (collectively the “Work Results”) belong exclusively to the Company, regardless of whether or not they are protected under applicable laws and regulations. To the extent the rights in any Work Results do not already vest in the Company by virtue of art. 332 para. 1 of the Swiss Code of Obligations or art. 17 of the Swiss Copyright Act, the Employee hereby assigns and transfers any and all rights to and in connection with the Work Results to the Company. The Company is free to exploit, change, modify and use the Work Results at its own discretion without referring to the Employee as the creator or author of the Work Results. Subject only to art. 332 para. 4 CO, the Employee is not entitled to any additional remuneration for the Work Results and the assignment of his rights therein.

During and after the term of his employment, if reasonably required, the Employee will support the Company in the process of patenting inventions or registering other intellectual property rights in the Work Results.

14	Sickness and Accidents

Regarding insurances, the terms stated on Annex 1 to this Agreement apply.

If the Employee is ill or unable to perform work for any other reason, he shall be obliged to inform the Company thereof before 9:00 a.m. on the first day of absence.

If the Employee is unable to work due to illness or an accident, which exceeds three working days, a medical certificate from the Employee’s doctor must be provided to the Company. The Company has the right to request a medical certificate already at an earlier date and has the right to have the Employee examined by a doctor of its choice.

15	Termination

This Agreement can be terminated by either Party subject to a notice period of 3 months as to any date (i.e. not necessarily to the end of a calendar month).

The Company has the right to release the Employee from work for the whole or part of the notice period (garden leave). With the initiation of garden leave, all entitlements to potential variable pay will end. Furthermore, all untaken vacation entitlements, if any, will be considered as duly compensated in case of garden leave. In case of garden leave, the Employee shall make efforts to find a new, non-competing employment or to take up a new, non-competing self-employment respectively. Upon request of the Company, the Employee shall present his respective efforts made. The Employee shall inform the Company of a new employment or self-employment immediately. The respective income derived from such employment will be set-off against the Company’s payment obligations.

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16	Severance

In the event of termination without Cause (as defined in the Stock Purchase Agreement) or for “Good Reason” (as defined below), the Company will provide the Employee with Severance Benefits (defined below), conditioned on (i) the Employee’s continued compliance in all material respects with his continuing obligations to the Company and the Group, including, without limitation, the terms of this Agreement and of the Confidentiality Agreement that survive termination of the Employee’s employment with the Company, and (ii) the Employee’s signing (without revoking if such right is provided under applicable law) a separation agreement with a re-stated non-compete undertaking and a general release in a form provided to the Employee by the Company on or about the date of the Employee’s termination of employment (the “Separation Agreement”). The “Severance Benefits” shall consist of (i) 3 months of the Employee’s base salary after the end of the employment, i.e. after the notice period is completed, paid in the form of salary continuation, in accordance with the terms of the Separation Agreement; and (ii) a grant of fully-vested restricted shares of common stock of AgEagle Aerial Systems Inc. with a fair market value of USD 150’000 on the date of the Employee’s termination of employment, pursuant to the terms of, and effective on the effective date of, the Separation Agreement.

As used herein, “Good Reason” means (i) a material diminution in the Employee’s duties, responsibilities, and authority, associated with the Employee’s position as Chief Commercial Officer of the Group, (ii) a substantive reduction in the Employee’s compensation or benefits hereunder, or (iii) requiring the Employee to relocate his principal place of performance of his duties. Notwithstanding the above, no termination of employment shall constitute a termination for Good Reason unless the Employee provides notice of the condition constituting Good Reason no later than thirty (30) days after initially becoming aware of the existence of the condition, and the Company fails to cure such condition within thirty (30) days after receiving such notice.

17	Return of Items and Documents

Upon the Company’s first request, but at the latest at the end of the employment or the start of the garden leave, the Employee shall return to the Company all (physical and electronic) items, documents, correspondence, drafts and notes concerning the Company and/or the Group. There is no right of retention. The Employee is not entitled to keep copies. Where copies cannot be returned for technical reasons (for instance digital copies, data carriers or similar), they must be permanently deleted and the permanent deletion shall be confirmed by the Employee in writing.

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18	Confidentiality

During the employment as well as thereafter, the Employee shall keep this Agreement and its content as well as all business affairs, documents and information of (and about) the Company and the Group, in particular trade and business secrets, strictly confidential. The Employee is not permitted to use such information for any purpose other than the proper fulfilment of this Agreement (prohibition to exploit).

19	Non-Compete and Non-Solicit Obligation

The Employee hereby undertakes not to, during the employment as well as for a period of twelve months years following the end date of the employment, in Switzerland, the US and all other territories the Group is active directly or indirectly, be it as principal, employee, consultant or otherwise

i)	compete with the Company or any other Group Company in any way or conduct any preparatory activities for a later competition or solicitation;

ii)	work or be active for, invest in, or lend money to, any company directly or indirectly competing with the Company or any other Group Company (other than investments in a listed company not exceeding 5% of its economic participation or voting rights);

iii)	solicit or entice away any employee, customer, supplier or other business partner of the Company or any other Group Company or discourage any person from doing business with the Company and/or any other Group Company; or

iv)	conduct any preparatory activities regarding, assist any person or entity in doing, or facilitate, any of the above.

The Employee undertakes to immediately notify the Company in case the Employee is contacted by a third party with respect to a potential employment or other activity that may be competing with the Company or a Group Company. Upon request of the Company, the Employee shall provide the Company with all information and documents that may reasonably be of assistance to the Company to protect its rights.

The Employee hereby undertakes to pay a contractual penalty of an amount corresponding to six monthly base salaries to the Company in case of each breach of the non-compete/non-solicit obligation. In the event of a continued breach, the Employee shall pay an additional contractual penalty equal to one monthly base salary for every started month of continued breach. Payment of a contractual penalty does not release the Employee from adhering to the non-compete/non-solicit obligation. Further, the Company has the right to claim compensation for any damage caused by the Employee to the Company or any other Group Company and to request specific performance (Realexekution).

The Employee hereby expressly acknowledges that it is permitted and proportionate for the Company and/or any other Group Company to request an injunction ((super)provisorische Massnahme) to enforce the confidentiality obligation and/or the non-compete/non-solicit obligation.

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20	Regulations

The Company’s and Group’s regulations in their respective applicable version (as amended from time to time) are directives within the meaning of article 321d of the Swiss Code of Obligations and the Employee is obliged to comply with them.

21	Miscellaneous

This Agreement (including the documents it refers to) constitutes the entire understanding between the Parties relating to the employment relationship; there are no oral or other ancillary agreements. Changes and amendments to this Agreement (including this sec. 21) are only valid in writing.

The Employee accepts that the Company may store, transfer, process and delete all data relating to the Employee and that the Company has the right to transfer any data relating to the Employee to other Group companies within Switzerland and abroad.

22	Governing Law and Jurisdiction

This Agreement shall be governed by the substantive laws of Switzerland (excluding its rules on conflict of laws).

Venue for any dispute arising from this Agreement shall be the courts according to article 34 of the Swiss Civil Procedural Code.

Signatures on next page

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This Agreement is made on the date set forth on the cover page of this Agreement.

The Company:

Nicole Fernandez-McGovern CFO & EVP of Operations
The Employee:

Michael O’Sullivan

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ANNEX 1 - INSURANCE (AS A GUIDE)

a.	Accident insurance. The Employee will be insured, in accordance with the Federal law on accident insurance (LAA) of March 20, 1981, against accidents and professional diseases and non-professional accidents. The premiums for the insurance against accidents and professional diseases will be the sole responsibility of the Employer. Those of the insurance against non-professional accidents the responsibility of the Employee. The premiums having to be borne by the Employee will be deducted by the Employer from the Employee’s gross salary.

In the event of temporary incapacity for work, the services cover 90% of the salary of the Employee from the 3rd day of incapacity, during the 1st and 2nd day of incapacity the salary is maintained at 100%,. (Cf. General conditions Vaudoise Insurance).

b.	Additional accident insurance. In case of disability, a capital of 3 times the annual LAA salary (capped gross salary) with progression B will be allocated in proportion to the degree of invalidity decided by the AI. In case of death a capital of 2 times the annual LAA salary will be allocated. (Cf. General conditions Vaudoise Insurance).

c.	Loss of earnings in case of illness insurance. The Employer covers the financial consequences of an incapacity for work of the Employee in case of illness.

The insured salary is 90% of the capped annual salary, for a maximum period of 730 days, from the 31st days of illness. During this 30-day waiting period, the salary will be 100% maintained from the 1st to the 7th days of illness, then 80% from the 8th to the 30th days of illness (Cf. General conditions Vaudoise Insurance).

d.	Occupational Insurance. If the annual salary exceeds the LPP entry threshold, the Employee will be insured according to the occupational insurance plan agreed by the Employer. The Employee’s share (40%) will be deducted by the Employer from the Employee’s gross salary. The Employer’s share is about 60%. The maximum co-ordinated salary is CHF 200’000 - gross annual. (Cf. General conditions Groupe Mutuel).

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